Filed pursuant to Rule 424(b)(3)
File Number 333-88958
Prospectus Supplement
(to Prospectus dated June 18, 2002)
LodgeNet Entertainment Corporation
Common Stock
Preferred Stock
Senior Debt Securities
Senior Subordinated Debt Securities
Subordinated Debt Securities
2,930,001 Shares of Common Stock
Offered by Selling Stockholders
     This prospectus supplement further supplements the prospectus dated June 18, 2002 of LodgeNet Entertainment Corporation relating to, among other things, the sale of shares of our common stock that may be sold from time to time in one or more offerings by several of our stockholders. We will not receive any proceeds from sales of shares of common stock by the selling stockholders. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supercedes the information contained in the prospectus.
     Massachusetts Mutual Life Insurance Company, c/o Babson Capital Management LLC, 1500 Main Street, Suite 2800, Springfield, MA 01115 is offering 112,000 shares of common stock for sale and following the completion of the offering will not own any shares of our common stock.
     Investing in shares of our common stock involves risks that are described in the “Risk Factors” section beginning on page 2 of the prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is December 7, 2005.